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Exhibit (e)(6)

Employment Agreement between HMSVB, Inc. and Christopher C. Coile dated November 22, 1999

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this November 22, 1999, by and between HMSVB, Inc., a Maryland corporation (the "Company"), and Christopher C. Coile (the "Employee").

WITNESSETH:

    WHEREAS, the Company believes that the Employee's contribution to the growth and success of the Company as a member of its management team will be substantial and desires to employ the Employee in that role; and

    WHEREAS, the Employee desires to serve the Company in the aforementioned capacity on the terms herein provided.

    NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

    1.  Duties.  During the Term (as defined in Paragraph 3 below) of this Agreement, the Employee shall be responsible for such duties related to the Company's management as may from time to time be assigned to him by the Chief Executive Officer of HomeServices.Com Inc., the parent corporation of the Company ("HomeServices") and shall:

    (a)
    faithfully and diligently do and perform all such acts and duties and furnish such services for the Company as the Chief Executive Officer of HomeServices may direct from time to time; and

    (b)
    devote his full time, energy and skill to the business of the Company and to the promotion of its best interests.

    2.  Compensation.  During the Term of this Agreement, the Company shall (i) pay the Employee a base salary and, when earned in accordance with the provisions of this paragraph, incentive compensation, and (ii) to the extent the Employee is eligible therefore, provide the Employee with benefits, as follows:

  a.
  A base salary at an annual rate of $225,000. The Chief Executive Officer of HomeServices may, from time to time, review the Employee's base salary and consider possible increases, taking into account inflation factors, performance of the Company, salaries paid for positions of similar responsibility for other companies, and other relevant factors, and may recommend such increases, when deemed appropriate, for approval of the Compensation Committee of the Board of Directors of HomeServices. The sum of $225,000 and any such increases (the "Annual Base Salary") shall be payable in accordance with Company's normal payroll practices.

  b.
  Incentive compensation of up to 30% of the Employee's Annual Base Salary. The incentive compensation shall be calculated as set forth in Exhibit A.

  c.
  The Employee shall be entitled to participate, to the extent eligible, in all of the Company's standard employee benefits, if, as and to the extent any such benefits are provided to all other employees of the Company.

  d.
  The Company will reimburse the Employee for all reasonable out-of-pocket expenses incurred in the performance of his duties hereunder, in accordance with policies adopted from time to time by the Chief Executive Officer of HomeServices and to the extent such expenses are properly accounted for to the Company.

  e.
  If this Agreement and the Employee's employment with the Company are terminated by the Company or the Employee for any reason, the Company shall pay the Employee, subject to the other provisions within this Section, his Annual Base Salary only through the effective date of such termination. If this Agreement and the Employee's employment with the Company are terminated by the Company for other than Cause (as defined in Paragraph 4) or by the Employee for Good Reason (as defined in Paragraph 4), then the Company shall pay to the Employee a short term incentive payment equal to the average annual short-term payments made to the Employee under this Agreement as described in Exhibit A prior to such termination divided by the number of full calendar months during which the Employee was employed by the Company during the calendar year in which such termination occurs. Except as provided in this subparagraph 2.e., or as otherwise required pursuant to the laws applicable to the retirement and welfare plans sponsored by the Company or its subsidiaries, the Employee shall receive no compensation or additional benefits following the termination of his employment with the Company.

    3.  Term.  Subject to the provisions for early termination hereinafter set forth and the provisions contained in Paragraphs 5, 10 and 11, the term ("Term") of this Agreement shall begin on the date of the closing (the "Closing") of the transactions contemplated by that certain Asset and Stock Purchase Agreement by and among the Company as Buyer and Champion Realty, Inc., Christopher C. Coile, Jon R.M. Coile, George R. Savani, Jr., Patricia M. Savani, Carol M. Ross, Dixie A. MacMurray, Michael J. Lyons as Sellers dated November 22, 1999 and shall continue for a period of five (5) years from and after such date, unless earlier terminated by the Employee or the Company as provided for in accordance with Paragraph 4 below.

    Notwithstanding anything contained herein to the contrary, this Agreement is contingent upon the occurrence of the Closing and becomes effective only upon the Closing. If the Closing does not occur on or before December 31, 1999, this Agreement shall be null and void and have no further force or effect.

    4.  Termination.

    a.
    The Company may terminate this Agreement without notice upon the occurrence of any of the following:

    1.
    The death of the Employee;

    2.
    Cause. For the purposes of this subsection, "Cause" means:

    i.
    failure of the Employee to devote his full time and attention to the diligent performance of his duties hereunder unless such failure is caused by illness, injury or disability;

    ii.
    the material breach by the Employee of any of the provisions of this Agreement which he fails to cure within fifteen (15) days of receipt of the Company's written notice of such breach;

    iii.
    substantial negligence or misconduct by the Employee in the performance of his duties hereunder or, after reasonable notice from the Employer, repeated negligence or misconduct by the Employee in the performance of his duties hereunder;

    iv.
    the breach by the Employee of his fiduciary duty to the Company; and

    v.
    the conviction of the Employee of a felony or of a misdemeanor involving dishonesty, fraud or a breach of trust.

      3.
      The disability or incapacity of the Employee, which disability or incapacity shall be deemed to have occurred if the Employee is unable to perform his duties hereunder for a period of ninety (90) consecutive days.

    b.
    The Employee may terminate this Agreement for Good Reason. For purposes of this subsection, "Good Reason" means:

    1.
    A reduction in the Employee's base salary without the Employee's consent.

    2.
    The material breach by the Company of any of the provisions of this Agreement that it fails to cure within fifteen (15) days of receipt of the Employee's written notice of such breach.

    3.
    The office location assigned to the Employee by the Company is relocated to a place located more can 60 miles from the Annapolis, Maryland area.

    5.  Non-Competition and Non-Solicitation Covenants.

    a.
    Definitions

    i.
    For the purposes of this Agreement the "Non-Competition Period" is defined as the three (3) year period immediately following the termination of the Employee's employment with the Company for any reason other than the reason specified in Section 4.b.2 above.

    ii.
    The "Restricted Location" is defined as Anne Arundel County, Queen Anne's County, Talbot County, Dorchester County, and Caroline County in Maryland.

    iii.
    "Real Estate Affiliate" is defined as any company that, directly or indirectly through one or more intermediaries', controls, is controlled by or is under common control with the Company.

    b.
    While the Employee is employed by the Company, hereunder or otherwise, and for the Non-Competition Period, the Employee shall not directly or indirectly own, manage, operate, control, serve as an officer, director, employee, agent of or consultant for or be connected in any way with, or have any interest in, any business anywhere in the Restricted Location which is in competition with the business of the Company or any of the Real Estate Affiliates, including but not limited to the businesses of mortgage, title, closing, concierge/home connections, related e-commerce and home care referral services. In addition, while the Employee is employed by the Company, hereunder or otherwise, and for the Non-Competition Period, the Employee will not: (i) solicit any employee or agent of the Company or any Real Estate affiliate for the purpose of inducing such employee or agent to resign from the Company or such Real Estate Affiliate, or (ii) solicit the business of any customer of the Company or any Real Estate Affiliate for any person or entity that is in direct or indirect competition with the Company or any of the Real Estate Affiliates.

    c.
    The Employee recognizes and acknowledges that the covenants and agreements contained in this Paragraph 5 are necessarily of a special, unique and extraordinary nature and that the losses or damages to the Company resulting from or arising out of any breach of any portion of this Paragraph 5 may be intangible in whole or in part and incapable of being assessed a monetary value. The Company shall therefore be entitled (i) to specific performance, injunctive relief and other equitable remedies in addition to monetary damages and other legal remedies and (ii) to recover from the Employee any monetary damages, costs and expenses, including but not limited to attorneys fees, it incurs in connection with enforcing this Paragraph 5. In the event such legal action instituted by the Company shall be ultimately denied or result in a final determination in favor of the Employee, then the Employee shall be reimbursed the reasonable attorneys' fees and costs expanded in the defense of such legal action.

    d.
    The covenants and agreements contained in this Paragraph 5 shall be read and construed independently of each other and if any of them or any one or more portions of any of them is held to be invalid then such covenants and agreements shall be construed in a manner so as to permit their enforceability under applicable law to the fullest extent permitted by applicable law. In any case, the remaining provisions of this Agreement shall continue to be valid and in full force and effect.

    6.  Confidentiality.

    a.
    The Employee will not, during or at any time after the termination of the Employee's employment with the Company, use for himself or others or divulge or convey to others any secret or confidential information, knowledge or data of the Company or the Real Estate Affiliates obtained by him during the period of his employment with the Company or of third parties obtained by him during the period of and through his employment with the Company, including, but not limited to information, knowledge or data: (i) of a technical nature, such as, but not limited to, methods, know-how, formulae, compositions, processes, discoveries, machine inventions, computer programs and similar items; (ii) of a business nature, such as, but not limited to, information about cost, purchasing, projects, markets, sources of supply, sales or lists of customers; and (iii) pertaining to future developments, such as, but not limited to research and development of future marketing or merchandising.

    b.
    Upon termination of the Employee's employment with the Company, or at any other time at the Company's request, the Employee shall deliver promptly to the Company all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and similar items, memoranda, customer lists and all other materials and all copies thereof relating in any way to the Company or any of the Real Estate Affiliates or any of their businesses and in any way obtained by the Employee during the Employee's period of employment with the Company which are in his possession or under his control. The Employee shall not make or retain any copies of the foregoing and shall make representations to that effect to the Company upon termination of the Employee's employment with the Company.

    7.  Prior Employment Agreements.  The Employee represents and warrants to the Company that prior to commencing work with the Company under this Agreement, (a) he will have fulfilled all of the terms and conditions of all prior employment, consulting, noncompetition or confidentiality agreements to which he is a party or otherwise subject; and (b) nothing in such agreements shall inhibit or impair his ability to lawfully enter into and perform all of the terms and conditions of this Agreement and his employment with the Company. The Employee shall indemnify and hold the Company harmless from any and all losses, costs, damages and expenses arising out of or resulting from any breach of or inaccuracy with respect to the representations and warranties of the Employee contained in this Paragraph 7.

    8.  Notice to Others.  The Company may notify any third party employing the Employee in the future or evidencing an intention to employ the Employee in the future as to the existence and provisions of this Agreement.

    9.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any entity that is a successor to the Company, and the term "Company," however used herein, shall mean and include any such entity. This Agreement and the rights and obligations hereunder are personal to the Employee and may not be assigned or transferred by him.

    10.  Survival.  Notwithstanding anything contained in this Agreement to the contrary, the covenants and agreements contained in Paragraph 5 and 11 shall survive the termination of this Agreement and the termination of the Employee's employment with the Company indefinitely.

    11.  Miscellaneous

    a.
    This Agreement shall not be amended except by written agreement signed by the parties hereto.

    b.
    This Agreement shall be construed in accordance with and governed for all purposes by the law of the State of Maryland.

    c.
    No waiver by either party at any time of any breach by the other party of, or compliance by the other party with any condition or provision of this agreement shall constitute a waiver of any other condition or provision at the time or of any condition or provision at any subsequent time.

    d.
    This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof.

    e.
    The Company may withhold from any payment due and payable to the Employee hereunder (and forward to the appropriate taxing authority) all taxes required to be withheld by applicable law.

    f.
    This Agreement may be executed in several counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall constitute one and the same instrument. Facsimile signatures shall constitute valid original signatures.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HMSVB, INC.		CHRISTOPHER C. COILE
By:	/s/ Ronald J. Peltier	/s/ Christopher C. Coile
Title:	President & CEO

EXHIBIT A
INCENTIVE COMPENSATION

Start date:
The Closing Date as such term is defined in that certain Asset and Stock Purchase Agreement (the "Purchase Agreement") dated November 22, 1999 by and among HMSVB, Inc. (the "Company") as Buyer and Champion Realty, Inc., Christopher C. Coile, Jonathan R.M. Coile, George R. Savani, Jr., Patricia A. Savani, Carol M. Ross, Dixie A. MacMurray and Michael J. Lyons as Sellers.
Term of Plan:	The Closing Date until the earlier of the expiration or termination of the Christopher C. Coile Employment Agreement.
Award Opportunity:	A maximum of thirty percent (30%) of the Employee's Annual Base Salary each year.
Definition of EBITDA:
The Company and its subsidiaries' consolidated profit determined in accordance with generally accepted accounting principles, before depreciation, amortization of transaction costs and goodwill, interest income or expense, income taxes and unusual non-recurring gains or expenses (e.g., legal settlements, provisions for contingencies, effect of accounting changes and severance costs.)
Payment:
Payment of the award will be made upon achievement of the performance criteria and after the Compensation Committee (the "Committee") of the Board of Directors of HomeServices.Com, Inc. (the parent corporation of the Company; "HomeServices") approves the incentive award computations, based upon the recommendation of the President of HomeServices (the "President").
Purpose:	The intent of the incentive award and its underlying formula is to focus senior executives on maximizing "enterprise value."
Award Determination:
The Award to be recommended to the Committee will be determined by the President and based upon objective performance criteria to be established at the beginning of each calendar year. Such criteria will also be recommended by the President to the Committee for approval. For 1999, the payment will be prorated from the Closing Date through December 31, 1999, and the performance criteria in effect will be based upon an "EBITDA" level as follows:
	Minimum	Target
Month of Dec. 1999	$40,000	$50,000
Year 2000	$2,000,000	$2,150,000
2001	$2,080,000	$2,236,000
2002	$2,163,000	$2,325,000
2003	$2,250,000	$2,418,000
2004	$2,340,000	$2,515,000

During a calendar year, performance criteria may be adjusted at the sole discretion of the President, with the concurrence of the Committee, to reflect modifications to the Company's operations, as deemed appropriate. The President and the Committee will be under no obligation to make any such adjustments to the performance criteria.

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Employment Agreement between HMSVB, Inc. and Christopher C. Coile dated November 22, 1999
EMPLOYMENT AGREEMENT
WITNESSETH
EXHIBIT A INCENTIVE COMPENSATION